Exhibit 10.30

AMENDMENT NO. 3, dated as of February 23, 2006,
to that Employment Agreement dated April 2, 2002 (the "Agreement")
by and between David Bonnett (the "Executive") and
AMERICAN MEDIA, INC. (the "Company").

Effective as of the date first written above, the Agreement is hereby amended as follows:

1.    Paragraph 5 of the Employment Agreement Amendment is hereby deleted and the following substituted therefore:

Employee Benefits. During Executive's employment with the Company, Executive shall be provided, in accordance with the terms of the Company's employee benefit plans as in effect from time to time, health insurance and short term and long term disability insurance, retirement benefits and fringe benefits (collectively "Employee Benefits") on the same basis as those benefits are generally made available to other similarly situated employees of the Company. Executive shall be paid a monthly auto allowance in the amount of $400.00 (Four Hundred Dollars and Zero Cents) beginning March 1, 2006. The Company agrees to immediately transfer title of the Company vehicle that Executive is currently assigned at a sales price of $10.00 (Ten Dollars and Zero Cents) to Executive.

All other terms and conditions of Your Employment Agreement and any subsequent amendments of that Employment Agreement shall remain in full force and effect.

IN WITNESS WEREOF, the parties hereto have duly executed this Amendment No. 3 as of the date first written above.

AMERICAN MEDIA, INC.

By:	/s/ David Pecker
David Pecker

/s/ David Bonett
David Bonnett